        Cognyte Global Insider Trading Policy
Ethics Promote Policy
Revision 4.0, March 2026
Unauthorized use, duplication, or modification of this document in whole or in part without the written consent of Cognyte Software Ltd. is strictly prohibited. By providing this document, Cognyte Software Ltd. is not making any representations regarding the correctness or completeness of its contents and reserves the right to alter this document at any time without notice. Features listed in this document are subject to change. Contact your Cognyte representative for current product features and specifications. All marks referenced herein with the ® or ™ symbol are registered trademarks or trademarks of Cognyte Software Ltd. All other marks are trademarks of their respective owners. © 2026 Cognyte Software Ltd.
TABLE OF CONTENTS
INTRODUCTION    2
Applicability    2
Penalties for Insider Trading    2
NO TRADING WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION    2
DEFINITIONS/EXPLANATIONS    3
Who is an “Insider”?    3
What is “Trading in Securities”?    3
The term “trade” or “trading” broadly means any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts or other contributions, sales of shares acquired upon the exercise of options (including sales to pay the exercise price of options) and trades made under an employee benefit plan, such as a 401(k) plan.    3
What is “Material” Information?    4
What is “Nonpublic” Information?    4
Who is a “Related Person”?    5
ADDITIONAL GUIDELINES    5
Non-Disclosure of Material Nonpublic Information    5
“Tipping” Information to Others    6
Margin Accounts and Pledges    6
Blackout Periods / Trading Windows    6
Special Blackout Periods    7
Prior Clearance Procedures    7
Pre-arranged Trading Plans    8
ADDITIONAL PROHIBITED TRANSACTIONS    9
Short-term Trading    9
Short Sales    10
Publicly Traded Options    10
Hedging Transactions    10
POST-TERMINATION TRANSACTIONS    10
QUESTIONS    10
ANNEX A    11

Introduction
The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable securities laws by Cognyte Software Ltd. (together with its subsidiaries, the “Company” or “Cognyte”) and its personnel related to the trading of securities, in order to preserve the reputation and integrity of Cognyte, as well as that of all persons affiliated with it. Questions regarding this Policy should be directed to the Company’s Chief Legal Officer (the “Chief Legal Officer”).
Both the United States Securities and Exchange Commission (the “SEC”) and Congress are very concerned about maintaining the fairness of the U.S. securities markets. The U.S. securities laws, which apply to the Company as a U.S.-listed company, are continually reviewed and amended to prevent people from taking unfair advantage of material nonpublic information and to increase the punishment for those who do. These laws strongly encourage publicly-traded companies to have clear policies on insider trading. In addition, as the Company is incorporated in Israel, trading in the securities of the Company is subject to the laws of Israel.
Applicability
This Policy applies to all Cognyte directors, executive officers and employees, as well as independent contractors and consultants devoting all or substantially all of their time to the Company, and their Related Persons (collectively, “Covered Persons” or “You”).
Penalties for Insider Trading
Penalties for trading on or communicating (known as tipping, discussed below) material nonpublic information are severe, both for the individuals involved in such unlawful conduct and for their employers. A person can be subject to some or all of the penalties below even if he or she does not financially benefit from the violation. Penalties include but are not limited to:
+jail sentences of up to 20 years and criminal fines of up to $5 million per violation;
+civil fines for the person who committed the violation of up to three times the profit gained, or the loss avoided, whether or not the person actually benefited from the violation;
+bars from serving as a director or officer of a U.S. public company;
+fines for the employer or other controlling/supervisory person of up to the greater of $1 million or three times the amount of the profit gained, or loss avoided, plus, in the case of entities only, a criminal penalty of up to $25 million; and
+criminal penalties of up to 25 years in prison for knowingly executing a “scheme or artifice to defraud any person” in connection with any registered securities.
In addition, any violation of this Policy will result in serious disciplinary action by the Company, up to and including dismissal of the persons involved.
No Trading While in Possession of Material Nonpublic Information
It is the policy of the Company that no Covered Person who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities, (a) trade (as defined below) in securities of the Company (including the purchase or sale of puts, calls and options), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company, including to family and friends.

In addition, it is the policy of the Company that no Covered Person who, in the course of working for the Company, becomes aware of material nonpublic information (i) about a company with which Cognyte does business, including a customer or supplier of Cognyte, or (ii) that could affect the share price of that company (even if Cognyte does not do business with that company) and was obtained as a result of the insider’s employment with, service to or other relationship with Cognyte (including indirectly as a Related Person of a Covered Person), may trade in that company's securities until the information becomes public or is no longer material.
Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for emergency expenditure) are not excepted from the Policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company's reputation for adhering to the highest standards of conduct.
As noted above, if a Covered Person holds material nonpublic information, he or she may not disclose that material nonpublic information to others, even to family members or to other employees of Cognyte, except to such other employees whose job responsibilities require them to know such information.
Definitions/Explanations
Who is an “Insider”?
The concept of “insider” under securities laws is broad. Any person who possesses material nonpublic information is considered an insider as to that information. For purposes of this Policy, insiders include all “Covered Persons” as defined above. Practically speaking, the definition of an “insider” is transaction-specific; that is, an individual is an insider with respect to the material nonpublic information of which he or she is aware.
What is “Trading in Securities”?
The term “trade” or “trading” broadly means any purchase, sale or other transaction to acquire, transfer or dispose of securities, including gifts or other contributions, sales of shares acquired upon the exercise of options (including sales to pay the exercise price of options) and trades made under an employee benefit plan, such as a 401(k) plan.
The term “security” or “securities” is defined very broadly by securities laws and includes shares (ordinary and preferred), stock options, warrants, bonds, notes, debentures, convertible instruments, put or call options (i.e., exchange-traded options), and other similar instruments.
The prohibitions set forth in this Policy do not apply to:
•Transferring securities to an entity that does not involve a change in the beneficial ownership of the securities (for example, to an inter vivos trust of which you are the sole beneficiary during your lifetime).
•The exercise of stock options pursuant to our stock plans; however, the market sale of any such stock acquired upon such exercise, including as part of a broker-assisted cashless exercise of an option, is subject to this Policy.
•The exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements; however, the market sale of any shares to satisfy tax requirements is subject to this Policy.
•The execution of transactions pursuant to a Trading Plan that complies with SEC Rule 10b5-1 and which has been approved by the Company.

•The purchase of shares through the Company’s employee share purchase plan (to the extent that the Company has such a plan) through regular payroll deductions; however, the sale of any such shares and the establishing or changing of instructions regarding the level of withholding contributions which are used to purchase shares are subject to this Policy.
•The purchase of shares through the Company’s 401(k) plan through regular payroll deductions (to the extent that the Company has such a plan); however, the sale of any such shares and the election to transfer, increase or decrease funds into or out of, or a loan with respect to amounts invested in, the stock fund is subject to this Policy.
In addition, this Policy does not apply to any other transaction, where the specific facts are reviewed by the Legal Department and determined by the Legal Department not to constitute a violation of applicable insider trading law.
What is “Material” Information?
The materiality of a piece of information depends on the circumstances. Under applicable securities laws, a fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or where the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, including debt or equity securities. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
+unpublished financial results or statistics (including guidance on earnings estimates and changes to guidance or confirmation of earlier guidance);
+news of a pending or proposed significant company transaction (including but not limited to significant events regarding such company’s securities, such as defaults on securities, calls of securities for redemption, share repurchase plans, share splits, public or private sales of securities, changes in dividends and changes to the rights of security-holders);
+news of a pending or proposed significant merger, acquisition, tender offer, joint venture or disposition;
+major litigation or regulatory issues;
+changes in strategic objectives;
+a change in control or a significant change in management;
+significant developments regarding major customers or suppliers that have a broad impact on the business, including the acquisition or loss of an important contract;
+dividend information;
+key changes in compensation policy;
+a change in the Company’s independent registered public accounting firm or notification that the Company may no longer rely on such firm’s report;
+significant write-offs;
+bankruptcy, corporate restructuring, receivership, other liquidity problems or layoffs; and
+cyberattacks, breaches or other incidents.
The above list is only illustrative, and many other types of information may be considered “material” depending on the circumstances. The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Legal Department.
What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must meet three criteria:

1.The information must be widely disseminated by or on behalf of the owner of such information in a manner making it generally available to investors either (1) through a filing with the SEC or (2) through a press release or media article distributed through a widely disseminated news or wire service (e.g., Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press, or United Press International). Disclosure to a large group of financial analysts, other market professionals or investors, or comments made in interviews or via social media generally does not constitute wide dissemination.
2.The information disseminated must be some form of “official” disclosure or announcement. In other words, the fact that rumors, speculation, or statements attributed to unidentified sources are public is insufficient to be considered widely disseminated, even when the information is accurate.
3.Even after a public announcement of material information by or on behalf of the owner of the information, a reasonable period of time generally must elapse for the market to react to the information before it is considered publicly available. As a general rule, at least 48 hours (several of which must be hours during which The Nasdaq     Stock Market LLC is open for trading) must elapse between the dissemination of the information and when that information may be considered public. If you have any questions as to whether information is publicly available, please err on the side of caution and direct an inquiry to the Chief Legal Officer.
Who is a “Related Person”?
For purposes of this Policy, “Related Persons” include (1) family members who reside with you, anyone else who lives in your household and any family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control; (2) partnerships in which you are a general partner; (3) corporations in which you either singly or together with other “Related Persons” own a controlling interest; (4) trusts of which you are a trustee, settlor or beneficiary; (5) estates of which you are an executor or beneficiary; or (6) any other group or entity where you have or share with others the power to decide whether to buy Company securities. Although a person’s parent, non-minor child, sibling or other family member whether by blood, marriage or adoption may not be considered a Related Person (unless living in the same household or subject to your influence or control), such family members may be “tippees” for securities laws purposes. See below for a discussion on the prohibition on “tipping.”
Additional Guidelines
Non-Disclosure of Material Nonpublic Information
Although the Company is not subject to Regulation FD (a rule under the U.S. federal securities laws) as a foreign private issuer, the Company is committed to the fair disclosure of information consistent with the principles underlying Regulation FD in connection with its public communications. Regulation FD provides that, when a company discloses material nonpublic information about the company to securities market professionals or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), the company must also disclose the information to the broader public. “Securities market professionals” generally include analysts, certain institutional investors, broker-dealers and other investment advisors. Accordingly, the Company has established procedures intended to ensure the Company complies with Regulation FD (as if the Company were subject to it) by releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release and limiting the universe of individuals who are authorized to make such disclosures.
“Tipping” Information to Others
Covered Persons may be liable for communicating (or “tipping”) material nonpublic information to any third party (“tippee”), whether or not such third party is a Related Person of a Covered Person. Persons other than Covered Persons can also be liable for insider trading, including tippees who trade on material nonpublic information tipped to them and individuals who trade on material nonpublic information that has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material nonpublic information received from an insider.
Similarly, just as insiders are liable for the insider trading of their tippees, so too are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider.
Tippees can obtain material nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.
Margin Accounts and Pledges
Securities held in a margin account or pledged as collateral for a loan may be sold without the consent of the owner of the securities by the broker if there is a failure to meet a margin call or by the lender in foreclosure if there is a default on the loan. A margin or foreclosure sale that occurs when the owner of the pledged securities is aware of material nonpublic information may, under some circumstances, result in unlawful insider trading even if the owner of the securities did not initiate the trade. Because of this danger, no Covered Persons or any of their Related Persons may hold Company securities in a margin account or pledge Company securities as collateral for a loan.
Blackout Periods / Trading Windows
Quarterly Blackout Periods
The Company has adopted certain additional procedures related to the trading in the Company’s securities, which apply to all directors, executive officers, and certain designated employees and their Related Persons (“Designated Persons”). The Company has determined that these Designated Persons are likely to have access to material nonpublic information from time to time by virtue of their positions with the Company. These additional procedures apply regardless of the dollar amount of the trade or the source of the material nonpublic information. Designated Persons are notified of their status as such via email by the Legal Department.
In addition to being subject to all of the other limitations in this Policy, Designated Persons may not conduct any transactions involving Company securities (other than as specified by this Policy) during any “Quarterly Blackout Period,” which generally begins two weeks before the last day of the last month of each fiscal quarter (e.g., January 17th, April 16th, July 17th and October 17th) and generally ends at the beginning of the third full trading day (bearing in mind that markets open at 9:30 a.m., Eastern Time) following the date of the public release of the Company’s earnings results for that quarter. For reference, if the release of quarterly or annual earnings is disclosed at 8:00 a.m., Eastern Time, on Monday, then trading may commence when markets open at 9:30 a.m., Eastern Time, on Wednesday. If the release of quarterly or annual earnings is disclosed at 10:00 a.m., Eastern Time, on Monday, then trading may commence when markets open at 9:30 a.m., Eastern Time, on Thursday.

While the above sets forth the rules that we will use to determine the duration of each Quarterly Blackout Period, a Quarterly Blackout Period does not end until formally terminated by the Legal Department. Designated Persons may only conduct transactions in Company securities during a “Quarterly Trading Window”, which is the period outside of a Quarterly Blackout Period.
Special Blackout Periods
From time to time, the Company, through the Legal Department, may also close trading in light of developments that could involve material nonpublic information (a “Special Blackout Period”). In these situations, the Legal Department will notify particular Covered Persons (who may or may not be Designated Persons) that they should not engage in trading of Company securities and should not disclose to others the fact that a Special Blackout Period has been initiated.
Trading Windows
The period of time during which a particular Covered Person may trade, taking into account Quarterly Blackout Periods and Special Blackout Periods, is referred to in this Policy as an “Open Trading Window.”
If a Covered Person’s employment with, service to or other relationship with the Company should terminate while not in an Open Trading Window with respect to that Covered Person, the trading prohibition will continue to apply until the Legal Department gives notice that the Quarterly Blackout Period or Special Blackout Period has been lifted.
It should be noted that even during Open Trading Windows, any Covered Person possessing material nonpublic information concerning the Company should not engage in any transactions in the Company’s securities until such information has been publicly disclosed by the Company in line with this Policy (or until such time as the information ceases to be material, as determined in consultation with the Legal Department). Each Covered Person is individually responsible at all times for compliance with the prohibitions on insider trading. Trading in the Company’s securities outside the Quarterly Blackout Period or Special Blackout Period should not be considered a “safe harbor,” and all Covered Persons should use good judgment at all times.
Prior Clearance Procedures
The following persons must obtain prior clearance before they or their Related Persons carry out any trades in Company securities, including gifts involving the transfer of Company securities, regardless of whether the Company is in an Open Trading Window: (i) members of the Company’s Board of Directors; (ii) the Company’s executive officers and officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (iii) the Chief Legal Officer (CLO), Chief People Officer (CPO), and Chief Marketing Officer (CMO) and any other employees designated by the Chief Legal Officer as requiring prior clearance (collectively, the “Prior Clearance Group”). Members of the Prior Clearance Group must obtain prior clearance on behalf of their Related Persons. The Company has determined that the individuals in this Prior Clearance Group are likely to have, or be perceived to have, the greatest access to material nonpublic information from time to time by virtue of their positions with the Company. These additional procedures apply regardless of the dollar amount of the trade or the source of the material nonpublic information.
Clearance shall be requested from the Legal Department at least three business days in advance of the proposed transaction, through delivery of an email to Preclerance_requests@cognyte.com and completion of the “Request for Clearance to Trade Company Securities” form, attached herein as Annex A. Trades by the Chief Legal Officer will receive prior clearance from the Chief Financial Officer.
Additionally, all members of the Prior Clearance Group are strongly encouraged (but not required) to carry out trades in Company securities through a brokerage firm designated by the Company and, regardless of whether they use such designated brokerage firm or their own broker, to deliver a broker instruction/representation in a form satisfactory to the Company, to ensure compliance with the prior clearance requirements.
Clearance for transactions in the Company’s securities will generally be granted only during an Open Trading Window. The transaction for which clearance is received may only be performed during an Open Trading Window in which the clearance was granted and, in any event, within three business days from the date of clearance.
Unless notified otherwise by the Company, a member of the Prior Clearance Group remains subject to these prior clearance requirements after his/her termination for as long as he/she is in possession of material nonpublic information, as more fully set forth in Additional Guidelines: Post-Termination Transactions.
Pre-arranged Trading Plans
To the extent the Legal Department has permitted pre-arranged trading plans under Rule 10b5-1 under the Exchange Act (a “Trading Plan”), such Trading Plans must meet the specified conditions set forth below. For purposes of this Policy, references to a “Trading Plan” include the adoption, modification and termination of a Trading Plan, unless the context indicates otherwise. All Trading Plans, and any modifications or terminations thereof, must be reviewed and approved by the Legal Department before being implemented, and must be entered into (or modified or terminated, as applicable) during an Open Trading Window (as applicable to the particular Covered Person under this Policy) and at a time when the Covered Person involved is not aware of any material nonpublic information. All Trading Plans, and any modifications thereto, must include a cooling-off period of: (i) with respect to Covered Persons who are directors or executive officers, the later of 90 days following the adoption or modification of the Trading Plan or two (2) business days following the filing of the Company’s Form 20-F or Form 6-K with financial results covering the fiscal quarter in which the Trading Plan was adopted or modified (but in no event later than 120 days following adoption or modification); and (ii) with respect to other Covered Persons (other than the Company, directors and executive officers), 30 days following the adoption or modification of the Trading Plan (or, in each case, a longer period, as may be required by applicable regulations or imposed by the Legal Department). In addition, for directors and executive officers, each Trading Plan (including any modification) must include a written representation, made at the time of adoption or modification, that such director or executive officer is (i) not aware of any material nonpublic information about the Company or its securities; and (ii) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. Each person entering into a Trading Plan must act in good faith with respect to such Trading Plan. Subject to any exceptions permitted by applicable law and approved in advance by the Legal Department, no Covered Person (other than the Company)

may (i) enter into or maintain multiple overlapping Trading Plans, or (ii) adopt a Trading Plan that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction if such Covered Person has adopted another such single-transaction Trading Plan during the prior 12-month period.
Reporting of Transactions Required
To facilitate timely reporting under Section 16(a) of the Exchange Act, Section 16 officers are required to on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 officer is advised of the terms of the transaction, (a) report the details of each transaction to the Legal Department and (b) arrange with persons whose trades must be reported by the Section 16 officer under Section 16 (such as immediate family members living in the officer’s household) to immediately report directly to the Company and to the Section 16 officer the following transaction details:
•Transaction date (trade date);
•Number of shares involved;
•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees);
•For stock option exercises, the specific option exercised;
•Contact information for the broker who executed the transaction; and
•Specific representation that the Section 16 officer is not in possession of material nonpublic information.
The transaction details must be reported to the Legal Department, with copies to Company personnel who will assist the Section 16 officer in preparing their Forms 4 and 5, as applicable. Such report must include (i) whether the transaction was effected pursuant to, or intended to satisfy the affirmative defense conditions of, a Rule 10b5-1 Trading Plan, and (ii) whether the transaction constitutes a bona fide gift.
Additional Prohibited Transactions
The Company considers it improper and inappropriate for any Covered Person to engage in short-term or speculative transactions in the Company’s securities. It is therefore the Company’s policy that Covered Persons may not engage in any of the following transactions:
Short-term Trading
Short-term trading of the Company’s securities may be distracting and place undue focus on the Company’s short-term stock market performance instead of the Company's long-term business objectives. For these reasons, any Covered Person who purchases Company securities in the open market may not sell any Company securities of the same class during the six months following the purchase. Note: While the receipt of shares from the Company pursuant to a Company stock plan is exempt from short-term trading rules, subsequent transactions (such as open market sales of such shares, including those done for tax purposes) are subject to short-term trading rules.

Short Sales
Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities by Covered Persons are prohibited by this Policy.
Publicly Traded Options
A transaction in options is, in effect, a bet on the short-term movement of the Company’s securities and therefore may create the appearance that trading is based on inside information. Transactions in options may also focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities relating to the Company’s securities, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned Hedging Transactions.)
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a holder of the Company’s securities to lock in much of the value of his or her securities holdings, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow a security-holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the security-holder may no longer have the same objectives as the Company's other security-holders. Therefore, Covered Persons are prohibited by this Policy from engaging in any form of hedging transactions.
Post-Termination Transactions
As a Covered Person, if you are in possession of material nonpublic information (which you obtained in the course of your employment with, service to or other relationship with the Company) when such employment, service or relationship terminates, you may not trade in Company securities until that information has become public or is no longer material, notwithstanding your separation from the Company. There are also additional post-termination obligations for certain Designated Persons and Covered Persons who may be subject to Special Blackout Periods, as discussed in Additional Guidelines: Blackout Periods / Trading Windows and Additional Guidelines: Prior Clearance Procedures.
Questions
Questions about this Policy or its application to any proposed transaction should be directed to the Chief Legal Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with each Covered Person.

No Circumvention
No circumvention of this Policy is permitted. You should not try to accomplish indirectly what is prohibited directly by this Policy.

Annex A
Cognyte Software Ltd. (“Cognyte”) – Request for Clearance to Trade Company Securities
Number of Shares: ____________________
Proposed Date of Transaction: ____________________

Type of Transaction
Purchase
Sale
Gift
Other _____________________________

Broker Contact Information (in case of privately held securities)
    Company Name:     ___________________________________________
    Contact Name:     ___________________________________________
    Telephone:         ___________________________________________
    Email Address:    ___________________________________________
    Account Number:    ___________________________________________

Current Status at Cognyte (check all applicable boxes and complete blanks)
Executive Officer
Board Member
Other (please specify): _________________________________
Family Member of an Executive Officer, Board Member or Other
Controlled Entity of an Executive Officer, Board Member or Other

Filing and Other Information (check all applicable boxes and complete blanks)
Are you a Section 16 Insider? [] Yes [] No

Is a Form 144 necessary to effect the trade for which you seek prior clearance here?

Date of last Form 144 filing: _____________________________________

I am not currently in possession of any material non-public information relating to Cognyte and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Cognyte arises and, in the reasonable judgment of Cognyte, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading and other relevant provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.
I also hereby certify that if the trade requires a filing under Section 16
(Forms 3, 4, or 5) or a Rule 144 (Form 144), I will provide the Legal
Department with all transaction details no later than the end of the day on which the trade occurs. I acknowledge that I am responsible for ensuring these filings are made timely and will coordinate closely with my broker and the Legal Department to satisfy all reporting obligations under the Securities Act of 1933, as amended (the “Securities Act”), and make reasonable best efforts to file or cause my broker to file timely a Form 144 under the Securities Act and the Securities Exchange Act of 1934, as amended.
Signature _____________________________    Date ________________________
Print Name ____________________________
Telephone Number and Email Address Where You May Be Reached ________________________________________________________________________________________________________________________________________________________

[FOR COGNYTE USE ONLY]

Request Cleared (transaction must be completed during an Open Trading Window (as defined in Cognyte’s Global Insider Trading Policy) in which this clearance was granted and in any event within three business days after clearance).

Request Denied
Request Cleared with the following modification __________________________________________________________________________________________________________________________________________________

Additional details to the extent requested
Employee ID: ______________________________________________________________________
Clearance Start Date: ________________________________________________________________
Clearance End Date: ________________________________________________________________
Subject to Section 16 (Y/N): __
Subject to Rule 144 (Y/N): __

Signature _____________________________    Date _____________________________